Exhibit 99.1

Kinder Morgan, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following unaudited pro forma condensed consolidated balance sheet has been derived from the historical balance sheet of Kinder Morgan, Inc. (the “Company”) as of March 31, 2007 to give effect to the sale of Terasen Inc. (“Terasen Gas”) to Fortis Inc., which was completed on May 17, 2007.

The historical income statements of the Company, as included in its Form 8-K filed on May 14, 2007 and in its Form 10-Q for the three months ended March 31, 2007, include the operations of Terasen Gas in discontinued operations. Since the operations of Terasen Gas are included in discontinued operations in the historical income statements and since the pro forma financial statements required under Article 11 of Regulation S-X only include income from continuing operations, no pro forma adjustments are required to the historical income statements to reflect the sale of Terasen Gas. Accordingly, pro forma income statements have been omitted from this presentation of pro forma financial statements.

The Terasen Gas assets and liabilities are classified as held for sale in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2007, and the pro forma adjustment gives effect to the transaction as if it had occurred on March 31, 2007.

The pro forma adjustment described in the accompanying notes is based on estimates and various assumptions that the Company believes are reasonable under the circumstances. The pro forma financial information included herein is provided for informational purposes only and is not necessarily indicative of what the actual financial position of the Company would have been had the transaction actually occurred on the date indicated.

The unaudited pro forma condensed consolidated balance sheet should be read in conjunction with the Company’s financial statements, including the notes thereto, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations as of and for the year ended December 31, 2006 contained in the Company’s Form 8-K filed on May 14, 2007 and in its quarterly report on Form 10-Q as of and for the three months ended March 31, 2007.

KINDER MORGAN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BLANCE SHEET

AS OF MARCH 31, 2007

(In millions except share amounts)

	As Reported	Pro Forma Adjustment[a]	Pro Forma
ASSETS:
Current Assets:
Cash and Cash Equivalents	$690.4	$1,156.4	$1,846.8
Assets Held for Sale	439.0	(437.1)	1.9
Other	1,231.8	-	1,231.8
	2,361.2	719.3	3,080.5

Notes Receivable – Related Parties	89.7	-	89.7
Other Investments	1,046.2	-	1,046.2
Goodwill	1,974.7	-	1,974.7
Other Intangibles, Net	225.7	-	225.7
Property, Plant and Equipment, Net	15,991.5	-	15,991.5
Assets Held for Sale, Non-current	4,437.0	(3,636.6)	800.4
Deferred Charges and Other Assets	431.0	-	431.0

Total Assets	$26,557.0	$(2,917.3)	$23,639.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Current Maturities of Long-term Debt	$575.5	$-	$575.5
Notes Payable	354.3	-	354.3
Accounts Payable – Trade	856.8	-	856.8
Accrued Taxes	247.2	(19.6)	227.6
Liabilities Held for Sale	1,065.7	(706.2)	359.5
Other	775.8	-	775.8
	3,875.3	(725.8)	3,149.5

Deferred Income Taxes	2,748.9	0.2	2,749.1
Liabilities Held for Sale, Non-current	2,487.7	(2,182.9)	304.8
Other Liabilities and Deferred Credits	1,051.0	-	1,051.0
Long-term Debt	9,976.1	-	9,976.1
Minority Interests in Equity of Subsidiaries	3,022.2	-	3,022.2

Total Liabilities	23,161.2	(2,908.5)	20,252.7

Stockholders’ Equity:
Common Stock-
Authorized – 300,000,000 Shares, Par Value $5 Per Share Outstanding – 149,239,141 Shares, Before Deducting 15,023,351 Shares Held in Treasury	746.2	-	746.2
Additional Paid-in Capital	3,058.5	-	3,058.5
Retained Earnings	644.1	(16.7)	627.4
Treasury Stock	(915.9)	-	(915.9)
Accumulated Other Comprehensive Loss	(137.1)	7.9	(129.2)
Total Stockholders’ Equity	3,395.8	(8.8)	3,387.0

Total Liabilities and Stockholders’ Equity	$26,557.0	$(2,917.3)	$23,639.7

Kinder Morgan, Inc.

Notes to Unaudited Pro Forma Condensed

Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet presents financial information for the Company giving effect to the disposition of Terasen Inc., which was completed on May 17, 2007. The amounts included in the column labeled “As Reported” were derived from the historical balance sheet of the Company as filed on Form 10-Q as of and for the three months ended March 31, 2007. The following pro forma adjustment gives effect to this transaction as if it had occurred on March 31, 2007:

(a)

To record the pro forma disposition of Terasen Inc. at March 31, 2007, including the elimination of the assets and liabilities held for sale and to reflect the receipt of the sale proceeds.

	U.S. $
	(In millions)
Sales Proceeds, Net of Selling Expenses	$1,099.9	[1]
Net Book Value of Assets and Liabilities Sold	1,136.0	[2]
Loss on Sale Before Income Taxes	(36.1)
Income Tax Benefit	19.4
Loss on Sale, Net of Income Taxes	$(16.7)

________________

1

The purchase and sale agreement provided for an adjustment to the purchase price based on the debt outstanding at Terasen Inc. at the time of closing. This pro forma balance sheet has been prepared based on the amounts that would have been received had the transaction occurred on March 31, 2007. Actual net proceeds (after estimated expenses) received from the sale on May 17, 2007 were C$1,237.0 million. At the March 31, 2007 exchange rate of 0.8661 U.S. dollars per Canadian dollar, this converts to US$1,071.4 million.

Prior to the sale, the Company received cash dividends in the amount of $56.5 million. The net book value of assets and liabilities sold reflects a reduction of $56.5 million for these dividends.